Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 30, 2010, except for the last paragraph of Note 1, as to which the date is February     , 2011, in the Registration Statement (Amendment No. 3 to Form S-1) and related Prospectus of AcelRx Pharmaceuticals, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Francisco, California

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

San Francisco, California

January 20, 2011